                                                                   Exhibit 16(j)

                           [JANUS CAPITAL GROUP LOGO]

                               JANUS ETHICS RULES

             "ACT IN THE BEST INTEREST OF OUR INVESTORS - EARN THEIR
                         CONFIDENCE WITH EVERY ACTION"

                     PERSONAL TRADING CODE OF ETHICS POLICY

                                   GIFT POLICY
                           OUTSIDE EMPLOYMENT POLICY
                             INSIDER TRADING POLICY

                             REVISED APRIL 20, 2004

                               TABLE OF CONTENTS

DEFINITIONS.........................................................................................     1
INTRODUCTION........................................................................................     4
PERSONAL TRADING CODE OF ETHICS.....................................................................     4
         OVERVIEW...................................................................................     4
         GUIDING PRINCIPLES.........................................................................     5
         CAUTION REGARDING PERSONAL TRADING ACTIVITIES..............................................     5
         COMMUNICATIONS WITH TRUSTEES...............................................................     5
         GENERAL PROHIBITIONS.......................................................................     6
         TRANSACTIONS IN COMPANY SECURITIES.........................................................     7
                  WINDOW PERIODS FOR COMPANY SECURITY TRADES........................................     7
                  PRECLEARANCE PROCEDURES FOR COMPANY SECURITIES....................................     7
         TRANSACTIONS IN JANUS FUNDS................................................................     7
                  BAN ON SHORT-TERM TRADING PROFITS.................................................     8
                  PRECLEARANCE PROCEDURES FOR JANUS FUNDS COMPANY SECURITIES........................     8
         TRANSACTIONS IN COVERED SECURITIES.........................................................     8
                  TRADING RESTRICTIONS..............................................................     8
                  EXCLUDED TRANSACTIONS.............................................................     9
                  DISCLOSURE OF CONFLICTS...........................................................     9
                  TRADING BAN ON PORTFOLIO MANAGERS.................................................    10
                  BAN ON IPOs.......................................................................    10
                  BLACKOUT PERIOD...................................................................    10
                  SEVEN DAY BLACKOUT PERIODRULE.....................................................    10
         PRECLEARANCE PROCEDURES FOR COVERED SECURITIES.............................................    11
                  PRECLEARANCE PROCESS FOR JNS ACCESS PERSONS.......................................    11
                  PRECLEARANCE PROCESS FOR BAY ISLE ACCESS PERSONS..................................    12
                  PRECLEARANCE PROCESS FOR INTECH ACCESS PERSONS....................................    13
                  FOUR DAY EFFECTIVE PERIOD.........................................................    13
                  PRECLEARANCE OF STOCK PURCHASE PLANS..............................................    13
                  SIXTY DAY RULE - PROHIBITION ON SHORT-TERM PROFITS................................    14
                  180SIXTY DAY RULE - PROHIBITION ON SHORT-TERM PROFITS.............................    14
                  FIVE DAY BEST PRICE RULE..........................................................    14
                  THIRTY DAY BEST PRICE RULE........................................................    14
                  SHORT SALES.......................................................................    14
                  HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS...............................    14
         REPORTING REQUIREMENTS.....................................................................    15
                  ACCOUNT STATEMENTS................................................................    15
                  HOLDINGS REPORTS..................................................................    15
                  PERSONAL SECURITIES TRANSACTION REPORTS...........................................    16
                  NON-INFLUENCE AND NON-CONTROL ACCOUNTS............................................    16
         OTHER REQUIRED FORMS.......................................................................    16
                  ACKNOWLEDGMENT OF RECEIPT FORM....................................................    17
                  ANNUAL CERTIFICATION FORM.........................................................    17
                  TRUSTEE AND ADVISORY BOARD MEMBER REPRESENTATION FORM.............................    17
GIFT POLICY.........................................................................................    17
         GIFT GIVING................................................................................    17

         GIFT RECEIVING.............................................................................     18
         CUSTOMARY BUSINESS AMENITIES...............................................................     18
OUTSIDE EMPLOYMENT POLICY...........................................................................     18
PENALTY GUIDELINES..................................................................................     19
         OVERVIEW...................................................................................     19
         PENALTY GUIDELINES.........................................................................     19
SUPERVISORY AND COMPLIANCE PROCEDURES...............................................................     19
         SUPERVISORY PROCEDURES.....................................................................     20
                  PREVENTION OF VIOLATIONS..........................................................     20
                  DETECTION OF VIOLATIONS...........................................................     20
         COMPLIANCE PROCEDURES......................................................................     20
                  REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS.....................................     20
                  ANNUAL REPORTS....................................................................     21
         RECORDS....................................................................................     21
                  INSPECTION........................................................................     21
                  CONFIDENTIALITY...................................................................     22
                  FILING OF REPORTS.................................................................     22
         THE ETHICS COMMITTEE.......................................................................     22
                  MEMBERSHIP OF THE COMMITTEE.......................................................     22
                  COMMITTEE MEETINGS................................................................     22
                  SPECIAL DISCRETION................................................................     22
GENERAL INFORMATION ABOUT THE ETHICS RULES..........................................................     23
         DESIGNEES..................................................................................     23
         ENFORCEMENT................................................................................     23
         INTERNAL USE...............................................................................     23

                               JANUS ETHICS RULES

                                   DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.    "Access Person" shall mean:

      1)    Any Trustee, Officer or Advisory Person of Janus;

      2) Any Officer of Janus Funds' principal underwriter, Janus Distributors LLC ("JDLLC"), who in the ordinary course of his or her business makes, participates in or obtains information regarding the purchase or sale of securities for the Janus Funds or for the advisory Clients or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to the Janus Funds or advisory Clients regarding the purchase or sale of securities; and

      3) Any other persons designated by the Ethics Committee as having access to current trading information.

2. "Advisory Board Member" shall mean any person who serves on the Advisory Board to the Trustees of Janus Investment Fund, Janus Adviser Series or Janus Aspen Series.

3.    "Advisory Person" shall mean:

      1) Any employee of the Janus Funds or Janus who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Janus Funds or for the account of advisory Clients, or whose functions relate to the making of any recommendations with respect to such purchases and sales; and

      2) Any natural person in a control relationship to the Janus Funds or Janus who obtains information concerning recommendations made to the Janus Funds or for the account of Clients with regard to the purchase or sale of securities.

4. "Assistant Portfolio Manager" shall mean any person who, in connection with his or her regular functions or duties, assists a Portfolio Manager with the management of a Janus Fund or advisory Client. Assistant Portfolio Managers generally do not execute any independent investment decisions nor do they have final responsibilities for determining the securities to be purchased or sold on behalf of any Janus Fund or advisory Client. If in the event an Assistant Portfolio Manager has the ability to independently make investment decisions on behalf of any Janus Fund or advisory Client, then such person will be considered a Portfolio Manager for purposes of these Rules.

5. "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person is subject to the provisions of Section 16 except that the determination of direct or indirect Beneficial Ownership shall apply to all Covered Securities which an Access Person has or acquires. For example, in addition to a person's own accounts the term "Beneficial Ownership" encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

6. "Client(s)" shall mean the Janus Funds, shareholders of the Janus Funds and investment companies for which Janus serves as subadviser.

7. "Company Security" is any security or option issued by Janus Capital Group Inc ("JNS").

8. "Control" shall have the same meaning as that set forth in Section 2(a)(19) of the Investment Company Act of 1940 ("1940 Act").

9. "Covered Persons" are all Trustees, Officers, and full-time, part-time or temporary employees of Janus, Enhanced Investment Technologies LLC (INTECH), Bay Isle Financial LLC ("Bay Isle") and persons working for Janus on a contract basis.

10. "Covered Securities" generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving securities or index thereof, including an instrument whose value is derived or based on any of the above ("derivative"). Covered Securities also include Janus Funds. The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered Securities:

      - shares of non-affiliated registered open-end investment companies (e.g., mutual funds);

      -     shares of non-affiliated offshore open-end mutual funds;

      - direct obligations of the U.S. government (e.g., Treasury securities) or any derivative thereof;

      - high-quality money market instruments, such as certificates of deposit, bankers acceptances, repurchase agreements, commercial paper and U.S. government agency obligations;

      -     insurance contracts, including life insurance or annuity contracts;

      - direct investments in real estate, private business franchises or similar ventures;

      - Janus sponsored structured products such as collateralized debt obligations or similar ventures; and

      - physical commodities (including foreign currencies) or any derivatives thereof.

11. "Designated Compliance Representatives" are David Kowalski and Ernie Overholt or their designee(s).

12. "Designated Legal Representatives" are Bonnie Howe and Heidi Walter or their designee(s).

13.   "Director of Research" is Jim Goff.

14. "Ethics Committee" is comprised of Peter Boucher, Thomas Early, Jim Goff, David Kowalski, Loren Starr and Ernie Overholt.

15. "Independent Directors" are Outside Directors of Janus Capital Group Inc. who are not employed by Janus.

16. "Independent Trustees" are Outside Trustees who are not "interested persons" of the Janus Funds within the meaning of Section 2(a)(19) of the 1940 Act.

17. "Initial Public Offering" ("IPO") means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

18. "Inside Trustees and Directors" are Trustees and Directors who are employed by Janus.

19. "Interested Trustees" are Trustees who, due to special circumstances, are treated by Janus as "interested persons" of the Janus Funds. Interested Trustees are not employed by Janus.

20. "Investment Personnel" shall mean a person who makes or participates in making decisions regarding the purchase or sale of securities by or on behalf of any Client and any person such as an analyst or trader who directly assists in the process. Such employees shall include, but are not limited to, Portfolio Managers, Assistant Portfolio Managers, research analysts, research associates, traders and trade operation personnel. All Investment Personnel are also deemed Access Persons.

21. "Janus" is Janus Investment Fund, Janus Adviser Series, Janus Aspen Series, Janus Adviser, Janus Capital Management LLC, Janus Institutional Services LLC, Janus Services LLC, Janus Distributors LLC, Janus Capital International LLC, Janus Holding Corporation, Janus International Holding LLC, Janus International Ltd., Janus International (Asia) Ltd., Janus Capital Trust Manager Ltd., Janus Selection, Janus World Principal Protected Funds, Janus World Funds Plc, INTECH and Bay Isle.

22. "Janus Funds" are Janus Investment Fund, Janus Adviser Series, Janus Aspen Series, Janus Adviser, Janus Global Funds SPC, Janus Selection, Janus World Principal Protected Funds, and Janus World Funds Plc and any other mutual fund managed by Janus or a control affiliate.

23.   "NASD" is the National Association of Securities Dealers, Inc.

24. "Non-Access Person" is any person that is not an Access Person. If a Non-Access Person is a spouse or an equivalent domestic partner of an Access Person, then the Non-Access Person is deemed to be an Access Person.

25. "Operating Council" is comprised of Robin Beery, Peter Boucher, Thomas Early, Tim Hudner, David Kowalski, Kevin Lindsell, Lars Soderberg and Loren Starr.

26. "Portfolio Manager" means any person who, in connection with his or her regular functions or duties, has final responsibilities for determining the securities to be purchased or sold on behalf of any Janus Fund or advisory Client.

27.   "Registered Persons" are persons registered with the NASD by JD LLC.

28.   "Restricted Personnel" shall mean:

      1)    Any Independent Director or Officer of JNS;

      2) Any employee who in the ordinary course of his or her business has access either directly or indirectly to material non-public information regarding JNS (such as certain specified members of the JNS internal audit, finance and legal staffs); and

      3) Any other persons determined by the Ethics Committee who potentially has access to material non-public information regarding JNS.

29. "Security Held or to be Acquired" means any Covered Security which, within the most recent 15 days (i) is or has been held by any Client; or (ii) is being or has been considered by any Client for purchase.

30.   "SEC" is Securities and Exchange Commission.

31. "Trustees" are Trustees of Janus Investment Fund, Janus Adviser Series, Janus Adviser and Janus Aspen Series.

These definitions may be updated from time to time to reflect changes in personnel.

                                  INTRODUCTION

      These Ethics Rules ("Rules") apply to all Covered Persons and require that Janus' business be conducted in accordance with the highest ethical and legal standards, and in such a manner as to avoid any actual or perceived conflict of interest.

      The Rules are intended to ensure that you (i) observe applicable legal (including compliance with applicable state and federal securities laws) and ethical standards in the performance of your duties and in pursuit of Janus' goals and objectives; (ii) at all times place the interests of Janus Fund shareholders and Clients first; (iii) to disclose all actual or potential conflicts (including those between fund shareholders and public stockholders), should they emerge, to the Operating Council or the Chief Compliance Officer;
(iv) adhere to the highest standards of loyalty, candor and care in all matters relating to our Fund shareholders and Clients; and (v) conduct all personal trading, including transactions in Janus mutual funds, Company Securities and Covered Securities, consistent with the Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility; and (vi) not use any material non-public information in securities trading. The Rules also establish policies regarding other matters such as outside employment and the giving or receiving of gifts. The Rules do not cover every issue that may arise, but set out basic principles to guide all personnel. Adherence to the Code is critical to maintaining the integrity, reputation and performance of Janus.

      You should note that certain portions of the Rules (such as the rules regarding personal trading) may also apply to others, including certain members of your family.

      You are required to read and retain these Rules and to sign and submit an Acknowledgment of Receipt Form to Compliance upon commencement of employment or other services. On an annual basis thereafter, you will be required to complete an Annual Certification Form. The Annual Certification Form confirms that (i) you have received, read and asked any questions necessary to understand the Rules; (ii) you agree to conduct yourself in accordance with the Rules; and
(iii) you have complied with the Rules during such time as you have been associated with Janus. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below.

      Unless otherwise defined, all capitalized terms shall have the same meaning as set forth in the Definitions section.

                         PERSONAL TRADING CODE OF ETHICS

                                    OVERVIEW

      In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company or in the registered investment company itself if such personal transactions are made in contravention of rules which the SEC has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company, investment adviser and principal underwriter to adopt its own written code of ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. This Personal Trading Code of Ethics ("Code") and information reported hereunder will enable Janus to fulfill these requirements.

      The Code applies to transactions for your personal accounts and any other accounts you Beneficially Own. You may be deemed the beneficial owner of any account in which you have a direct or indirect financial interest. Such accounts include, among others, accounts held in the name of your spouse or equivalent domestic partner, your minor children, a relative sharing your home or certain trusts under which you or such persons are a beneficiary.

                               GUIDING PRINCIPLES

      Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the 1940 Act and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the combined judgment of Janus that as a matter of policy a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to insure that appropriate safeguards exist to protect Janus Funds/Clients. This policy is based on the belief that personal investment experience can over time lead to better performance of the individual's professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities, which are suitable for Janus Funds/Clients in question. This policy quite obviously increases the possibility of overlapping transactions. The provisions of the Code, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

                  CAUTION REGARDING PERSONAL TRADING ACTIVITIES

      Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close out a position may become prohibited for some Covered Persons while the position remains open. For example, you may not be able to close out short sales and transactions in derivatives. Furthermore, if Janus becomes aware of material non-public information, or if a Client is active in a given security, some Covered Persons may find themselves "frozen" in a position. Janus will not bear any losses in personal accounts resulting from the application of these Rules.

                    COMMUNICATIONS WITH INDEPENDENT TRUSTEES

      As a regular business practice, Janus attempts to keep Independent Trustees informed with respect to its investment activities through reports and other information provided to them in connection with board meetings and other events. In addition, Janus personnel are encouraged to respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting Janus. However, it is Janus' policy not to communicate specific trading information and/or advice on specific issues to Independent Trustees (i.e., no information should be given on securities for which current activity is being considered for Clients). Any pattern of repeated requests by such Independent Trustees should be reported to the Chief Compliance Officer or the Director of Compliance.

                              GENERAL PROHIBITIONS

      The following activities are prohibited for applicable Covered Persons (remember, if you work at Janus full-time, part-time, temporarily, on a contract basis or you are a Trustee, you are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Ethics Committee, as outlined in the Penalty Guidelines.

      1. Covered Persons may not cause a Client to take action, or to fail to take action, for personal benefit, rather than to benefit such Client. For example, a Covered Person would violate this Code by causing a Client to purchase securities owned by the Covered Person for the purpose of supporting or increasing the price of that security or by causing a Client to refrain from selling securities in an attempt to protect a personal investment, such as an option on that security.

      2. Covered Persons may not use knowledge of portfolio transactions made or contemplated for Clients to profit, or cause others to profit, by the market effect of such transactions.

      3. Covered Persons have an obligation to safeguard material non-public information regarding Janus and its Clients. Accordingly, Covered Persons may not disclose current portfolio transactions made or contemplated for Clients or any other non-public information to anyone outside of Janus, except under Janus' Mutual Fund Holding Disclosure Policy. Covered Persons should be aware of and comply with Janus' Mutual Fund Holding Disclosure Policy. The Policy only allows full portfolio holdings to be disseminated outside of Janus monthly with a 30- day lag. Covered Persons are not to make any exceptions to this policy.

      4. Covered Persons may not engage in fraudulent conduct in connection with the purchase or sale of Securities Held or to be Acquired by a Client, including without limitation:

            1) Employing any device, scheme or artifice to defraud any Client;

            2) Making any untrue statement of material fact to any Client or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, misleading;

            3) Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client;

            4) Engaging in any manipulative practice with respect to any Client; or

            5) Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities that would be otherwise prohibited by the Code if the positions were taken directly.

5. Investment Personnel may not serve on the board of directors of a publicly traded company without prior written authorization from the Ethics Committee. No such service shall be approved without a finding by the Ethics Committee that the board service would not be inconsistent with the interests of Clients. If board service is authorized by the Ethics Committee, the Investment Personnel serving as Director normally should be isolated from those making investment decisions with respect to the company involved through "Chinese Walls" or other procedures.

6. Covered Persons are also prohibited from engaging in a pattern of Covered Securities, Company Securities and Janus Funds transactions which is excessively frequent so as to potentially:

      -     Impact their ability to carry out their assigned responsibilities,
      -     Increase the possibility of actual or apparent conflicts, or
      - Violate any provision of the Rules, the Corporate Code of Conduct and Janus Funds' prospectuses.

                       TRANSACTIONS IN COMPANY SECURITIES

WINDOW PERIODS FOR COMPANY SECURITY TRADES

      Restricted Personnel and their related parties (your parents, spouse, minor children and other persons living in your household, as well as you) may, subject to preclearance and other limitations under the insider trading policy and unless informed to the contrary, only trade in Company Securities during the Window Period. The Window Period will generally open twenty-four (24) hours after JNS publicly announces its quarterly earnings and will close on the last business day of quarter end. Unless Restricted Personnel have been notified by Compliance to the contrary, no securities trades may take place outside the Window Period.

      Non-discretionary transactions in Company Securities (e.g., the acquisition of securities through Janus' ESPP or receiving options in Company Securities as part of a compensation or benefit plan) do not require preclearance.

      Covered Persons may not engage in transactions in Company Securities that are speculative in nature. These transactions include, but are not limited to:
(i) the writing of a call option and the purchase of a put option if the amount of securities underling the option exceed the amount of securities you otherwise own; (ii) "sales against the box" (i.e., selling of borrowed securities when you own sufficient shares to cover the sale); and (iii) transacting in the securities of any entity with which Janus is discussing business matters.

       INDEPENDENT TRUSTEES ARE PROHIBITED FROM OWNING COMPANY SECURITIES.

PRECLEARANCE PROCEDURES FOR COMPANY SECURITIES

      To preclear a trade, Restricted Persons must submit a Company Securities Preclearance Form to Compliance through Janus' web-based Personal Trading Application ("P*Trade"). The Director of Compliance or such other Representative shall discuss the transaction with Janus' General Counsel, Chief Financial Officer or Chief Compliance Officer. Compliance shall promptly notify the person of approval or denial for the transaction via email. Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is in effect for four business days from and including the day of first notification to execute the trade unless revoked by Janus prior to the expiration of the four business day period.

                           TRANSACTIONS IN JANUS FUNDS

      No Covered Person (including Independent Trustees, Interested Trustees, and Advisory Board Members) shall engage in excessive trading or market timing activities with respect to any Janus Fund (excluding taxable and tax-exempt money market funds). For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same Janus Fund in excess of four "round trips" per rolling 12- month period. A "round trip" is a redemption out of a Janus Fund (by any means) followed by a purchase back into the same Janus Fund (by any means).

      COVERED PERSONS are also required to notify Compliance of each Janus Fund account in which they have a Beneficial Interest (see Reporting Requirements below).

BAN ON SHORT-TERM TRADING PROFITS

      Covered Persons (including Independent Trustees, Interested Trustees, and Advisory Board Members) shall disgorge any profits realized in the purchase and sale of the same Janus Fund (excluding taxable and tax-exempt money market funds) within ninety (90) calendar days. Accordingly, if you sell a Janus Fund within 90 calendar days of purchasing it, you will be required to disgorge any profit made. Transactions will be matched with any opposite transaction within the most recent 90 calendar days. The 90-day holding period does not apply to written systematic purchase or sale plans such as payroll deduction, automatic monthly investment, or 401(k) contributions. However, it does apply to all other non-systematic transactions such as periodic rebalancing. Any disgorgement of profits required under this provision shall be donated to a charitable organization selected by the Ethics Committee. The Ethics Committee may grant exceptions to this 90-day holding period as a result of death, disability or other special circumstances

PRECLEARANCE PROCEDURES FOR JANUS FUNDS

      ACCESS PERSONS (including Trustees and Advisory Board Members) must obtain preclearance prior to engaging in any personal transaction in Janus Funds (excluding taxable and tax-exempt money market funds), unless such transaction meets one of the exceptions noted below. A Personal Trades Janus Fund Preclearance Form must be submitted to Compliance through P*Trade. Compliance shall promptly notify the Access Person of approval or denial of the transaction via email. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is in effect only for the day of first notification to execute the trade. Preclearance is not required for systematic purchase or sale plans such as payroll deduction, automatic monthly investment, or 401(k) contributions.

The above trading restrictions are applicable to any transaction in a Janus Fund Beneficially Owned by a Covered Person.

                       TRANSACTIONS IN COVERED SECURITIES

TRADING RESTRICTIONS

      The trading restrictions of the Code apply to all direct and indirect acquisitions and dispositions of Covered Securities, whether by purchase, sale, tender offers, stock purchase plan, gift, inheritance or otherwise. Unless otherwise noted, the following trading restrictions are applicable to any transaction in a Covered Security (excluding Janus Funds. Trading restrictions for Janus Funds are noted above) Beneficially Owned by a Covered Person. Independent Trustees, Advisory Board Members and Interested Trustees are exempt from certain trading restrictions because of their limited access to current information regarding Client investments. Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by a portfolio manager that conflict with that manager's own Clients, disgorgement proceeds shall be paid directly to such Clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine in its sole discretion the provision that shall control.

      For trading restrictions applicable to Janus Funds, please see Transactions in Janus Funds above.

EXCLUDED TRANSACTIONS

   Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must be reported to Compliance (see Reporting Requirements):

      -     Tender offer transactions are exempt from all trading restrictions.

      - The acquisition of Covered Securities through an employer retirement plan such as 401(k) Plan or stock purchase plans is exempt from all trading restrictions except preclearance, the trading ban on portfolio managers, and the seven day rule. (Note: the sales of securities acquired through a stock purchase plan are subject to all of the trading restrictions of the Code.)

      - The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, is exempt from all trading restrictions.

      - An Approved Non-Influence and Non-Control Account. See Non-Influence and Non-Control Account section of this Code. PLEASE NOTE THAT THESE ACCOUNTS ARE SUBJECT TO THE REPORTING REQUIREMENTS. TRADES IN COMPANY SECURITIES FOR RESTRICTED EMPLOYEES AND TRADES IN JANUS FUNDS FOR ACCESS PERSONS ARE ALSO SUBJECT TO PRECLEARANCE.

      - The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance are subject to all trading restrictions of the Code.)

      - Transactions in Covered Securities that are gifted (except for gifts intended as political contributions) to charitable organizations are exempt from all trading restrictions. Note this exception does not apply to Company Securities.

DISCLOSURE OF CONFLICTS

      If an Investment Person is planning to invest or make a recommendation to invest in securities for a Client, and such person has a material interest in the security, such person must first disclose such interest to his or her manager. The manager shall conduct an independent review of the recommendation to purchase the security for the Client. The manager may review the recommendation only if he or she has no material interest in the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, interests or relationships that are likely to affect such person's judgment.

      Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a research analyst has a duty to provide to Janus any material, public information that comes from the company about such security in his or her possession. As a result, Investment Personnel should (i) confirm that a research note regarding such information is on file prior to trading in the security, or (ii) if not, should disclose the information to his or her manager or the appropriate portfolio manager.

TRADING BAN ON PORTFOLIO MANAGERS

      Portfolio Managers are generally prohibited from trading personally in Covered Securities. However, the following types of transactions are exempt from this policy, but are subject to all applicable provisions of the Rules, including preclearance:

      -     The purchase or sale of Company Securities or Janus Funds;

      -     The sale of any security that is not held by any Client;

      - The sale of any security in order to raise capital to fund a significant life event. For example, purchasing a home or automobile or paying medical or education expenses; and

      - The purchase or sale of any security that is not a permissible investment for any Client.

BAN ON IPOs

      Covered Persons (except Independent Trustees, Interested Trustees and Advisory Board Members) may not purchase securities in an IPO (excluding secondary, fixed-income and convertible securities offerings). Such securities may be purchased or received, however, when the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the Covered Person except in connection with a shareholder vote. (Note: any securities or transactions that fall outside the scope of this prohibition are subject to all applicable trading restrictions.)

BLACKOUT PERIOD

      No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any Janus Fund or Client, a "buy" or "sell" order in that same security. The existence of pending orders will be checked by Compliance as part of the Preclearance process. Preclearance may be given when any pending Janus Fund or Client order is completely executed or withdrawn.

SEVEN DAY BLACKOUT PERIOD

      Investment Personnel may not trade in a Covered Security within seven calendar days after a trade in that security has been made on behalf of any Janus Fund or Client.

                 PRECLEARANCE PROCEDURES FOR COVERED SECURITIES

      Access Persons (except Independent Trustees, Interested Trustees and Advisory Board Members) must obtain preclearance prior to engaging in any personal transaction in Covered Securities, unless such transaction meets one of the Excluded Transactions provisions note above. A Personal Trading Preclearance Form must be submitted to Compliance through P*Trade. Compliance shall promptly notify the person of approval or denial of the transaction via email. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When preclearance has been approved, the person then has four business days from and including the day of first notification to execute the trade.

PRECLEARANCE PROCESS FOR JNS ACCESS PERSONS

      General preclearance shall be obtained by all Access Persons employed by JNS from an authorized person from each of the following:

      - A designated Legal or Compliance Representative will present the personal investment to the attendees of the weekly investment meeting, whereupon an opportunity will be given to orally object. An attendee of the weekly investment meeting shall object to such clearance if such person knows of a conflict with a pending Client transaction or a transaction known by such attendee to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate on the Preclearance Form. Such approval shall not be required for sales of securities not held by any Clients.

      - A designated Legal or Compliance Representative will verify via P*Trade that at the time of the request there are no pending "buy" or "sell" orders in the security on behalf of a Janus Client (excluding INTECH or Bay Isle Clients).

      - The Director of Compliance, or a designated Legal or Compliance Representative may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List, if it is determined by Compliance that the proposed trade will not have a material influence on the market for that security or will take advantage of or hinder client trading, if the employee has completed an Ethics Rules training session, and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

      Trades by Investment Personnel employed by JNS may not be precleared by presentation at the weekly investment meeting. Instead, Investment Personnel must obtain the following approvals.

      1. Investment Personnel must send an email to all Portfolio Managers, Research Analysts and Traders requesting preclearance with a detailed analysis (i.e., describe company's business, valuation and investment rationale) as to why they are requesting the transaction. This will start the clock for the Seven-Day Blackout Period.

      2. If on the seventh calendar day after the Investment Person sent the email to the group and no one objected to the trade and no trades in that security occurred on behalf of any Janus Fund or Clients, then the Investment Person must next receive WRITTEN (EMAIL) APPROVAL FROM THE DIRECTOR OF RESEARCH who will evaluate: 1) whether or not there is any conflict of interest or questions of impropriety; and 2) if the Investment Person is also a Research Analyst and , at the time of the request, covers the security, the Director of Research shall ensure the analyst has it rated a "strong buy."

      3. If steps one and two above clear, then the Investment Person must request preclearance from Compliance via P*Trade. Compliance will verify steps one and two have been completed and then check the Restricted List and trading blotter to ensure no trades are pending.

      If steps one, two and three above are all cleared, then preclearance will be granted and the Investment Person will have four business days to execute the trade.

      In addition to the preclearance requirements for Investment Personnel, Assistant Portfolio Managers must obtain prior written approval from the Portfolio Manager of the Janus Fund or advisory Client for which he or she is the Assistant Portfolio Manager. Assistant Portfolio Managers are also required to note on the Preclearance Form whether or not the security was recommended to Portfolio Managers for purchase or sale on behalf of any Janus Fund or advisory Client, and the reason why the Portfolio Manager decided the transaction was not appropriate at the time.

      No authorized person may preclear a transaction in which such person has a Beneficial Interest.

      PRECLEARANCE PROCESS FOR BAY ISLE ACCESS PERSONS

      General preclearance shall be obtained by all Bay Isle Access Persons from an authorized person from each of the following:

      - A designated Legal or Compliance Representative will present the personal investment to the Bill Schaff or Gary Pollock, whereupon they will have an opportunity to object either in writing. Bill Schaff or Gary Pollock shall object to such clearance if such person knows of a conflict with a pending Client transaction or a transaction known to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate on the Preclearance Form.

      - A designated Legal or Compliance Representative will verify via P*Trade that at the time of the request there are no pending "buy" or "sell" orders in the security on behalf of a Bay Isle Client (excluding JNS and INTECH Clients).

      - The Director of Compliance, or a designated Legal or Compliance Representative may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List, if it is determined by Compliance that the proposed trade will not have a material influence on the market for that security or will take advantage of or hinder client trading, if the employee has completed an Ethics Rules training session, and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

      No authorized person may preclear a transaction in which such person has a Beneficial Interest.

PRECLEARANCE PROCESS FOR INTECH ACCESS PERSONS

      General preclearance shall be obtained by all INTECH Access Persons from an authorized person from each of the following:

      - A designated Legal or Compliance Representative will present the personal investment to Dave Hurley or Bob Garvy, whereupon they will have an opportunity to object in writing. Dave Hurley or Bob Garvy shall object to such clearance if such person knows of a conflict with a pending Client transaction or a transaction known to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate on the Preclearance Form.

      - A designated Legal or Compliance Representative will verify via P*Trade that at the time of the request there are no pending "buy" or "sell" orders in the security on behalf of an INTECH Client (excluding JNS and Bay Isle Clients).

      - The Director of Compliance, or a designated Legal or Compliance Representative may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List, if it is determined by Compliance that the proposed trade will not have a material influence on the market for that security or will take advantage of or hinder client trading, if the employee has completed an Ethics Rules training session, and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

      No authorized person may preclear a transaction in which such person has a Beneficial Interest.

FOUR DAY EFFECTIVE PERIOD

      Clearances to trade will be in effect for four trading/business days from and including the day of first notification of approval. For stock purchase plans, exercise of Company Securities and similar transactions, the date the request is submitted to the company processing the transaction will be considered the trade date for purposes of this requirement. Open orders, including stop loss orders, will generally not be allowed unless such order is expected to be completed within the four- day effective period. It is necessary to re-preclear transactions not executed within the four- day effective period.

PRECLEARANCE OF STOCK PURCHASE PLANS

      Access Persons (except Independent Trustees, Interested Trustees and Advisory Board Members) who wish to participate in a stock purchase plan must preclear such trades via P*Trade prior to submitting notice of participation in such stock purchase plan to the applicable company. To preclear the trade, the Director of Compliance shall consider all material factors relevant to a potential conflict of interest between the Access Person and Clients. In addition, any increase of $100 or more to a pre-existing stock purchase plan must be precleared.

SIXTY DAY RULE - PROHIBITION ON SHORT-TERM PROFITS

      Access Persons (except Independent Trustees, Interested Trustees and Advisory Board Members) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within sixty (60) calendar days.

180 DAY RULE - PROHIBITION ON SHORT-TERM PROFITS

      Investment Personnel shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within 180 calendar days.

FIVE DAY BEST PRICE RULE BEST PRICE

      Any Access Person (except Independent Trustees, Interested Trustees and Advisory Board Members) who buys or sells a Covered Security within five business days before such security is bought or sold on behalf of any Client must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price paid or received by such person and the least favorable price paid or received by a Client during such period.1 The Ethics Committee has the authority by unanimous action to exempt any person from the five day rule if such person is selling securities to raise capital to fund a significant life event. For example, purchasing a home or automobile or paying medical or education expenses. In order for the Ethics Committee to consider such exemption, the life event must occur within thirty (30) calendar days of the security transaction, and the person must provide written confirmation of the event.

THIRTY DAY BEST PRICE RULE

      Any Investment Person who buys or sells a Covered Security within thirty
(30) calendar days before such security is bought or sold on behalf of any Client must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price paid or received by such person and the least favorable price paid or received by a Client during such period.2

SHORT SALES

      Any Access Person (except Independent Trustees, Interested Trustees and Advisory Board Members) who sells short a Covered Security that such person knows or should have known is held long by any Client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the preclearance process.

HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS

      No Access Person (except Independent Trustees, Interested Trustees and Advisory Board Members) may participate in hedge funds, partnerships, investment clubs or similar investment vehicles, unless such

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      (1) Personal purchases are matched against subsequent Client purchases and personal sales are matched against subsequent Client sales for purposes of this restriction. JNS personnel trades will be matched against JNS Client trades, Bay Isle personnel trades will be matched against Bay Isle Client trades, and INTECH personnel trades will be matched against INTECH Client trades.

      (2) Personal purchases are matched against subsequent Client purchases and personal sales are matched against subsequent Client sales for purposes of this restriction.

person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must submit a Certification of Non-Influence and Non-Control Form to Compliance for approval. (See Non-Influence and Non-Control Accounts section below.)

                             REPORTING REQUIREMENTS

ACCOUNT STATEMENTS

      All COVERED PERSONS (except Independent Trustees, Interested Trustees and Advisory Board Members ) must notify Compliance of each brokerage account and Janus Fund account in which they have a Beneficial Interest and must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or Janus Fund accounts in which they have a Beneficial Interest. A Personal Brokerage/Janus Mutual Fund Account Disclosure Form should be completed for this purpose and submitted via P*Trade.

      PLEASE NOTE THAT EVEN IF SUCH PERSON DOES NOT TRADE COVERED SECURITIES IN A PARTICULAR BROKERAGE OR COMMODITIES ACCOUNT (E.G., TRADING NON-JANUS MUTUAL FUNDS IN A SCHWAB ACCOUNT), THE REPORTING OF DUPLICATE ACCOUNT STATEMENTS AND CONFIRMATIONS IS REQUIRED. Reporting of accounts that do not allow any trading in Covered Securities or Janus Funds (e.g., a mutual fund account held directly with the fund sponsor) is not required.

      INDEPENDENT TRUSTEES, INTERESTED TRUSTEES AND ADVISORY BOARD MEMBERS must notify Compliance of each Janus Fund account in which he or she has a Beneficial Interest, including any brokerage account through which Janus Fund shares are held, and must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or Janus Fund accounts in which they have a Beneficial Interest. A Personal Brokerage/Janus Mutual Fund Account Disclosure Form should be completed for this purpose and submitted via P*Trade.

      Covered Persons must immediately report to Compliance the opening of a reportable account, and certify annually thereafter, including the name of the firm and the name under which the account is carried. A Personal Brokerage/Janus Mutual Fund Account Disclosure Form should be completed for this purpose via P*Trade.

      Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. In these instances, Access Persons must report these transactions within ten (10) calendar days using a Personal Securities Transaction Report as noted below.

 Registered Persons are reminded that they must also inform any brokerage firm with which they open an account at the time the account is opened, that they are registered with JD LLC.

      NON-ACCESS PERSONS who engage in transactions of an aggregate of $25,000 or more in Covered Securities within a calendar year must provide Compliance with an Annual Transaction Report listing all such transactions in all accounts in which such person has a Beneficial Interest. Compliance will request this information annually via P*Trade and will spot check all or a portion of such transactions or accounts.

HOLDINGS REPORTS

      ACCESS PERSONS (except Independent Trustees, Interested Trustees and Advisory Board Members) must submit to Compliance via P*Trade, within ten (10) calendar days after becoming an Access Person, an

Access Person Covered Securities/Janus Mutual Fund Holdings Disclosure Form which lists all Covered Securities and Janus Funds beneficially held and any accounts through which such securities are maintained. In addition, persons designated Investment Personnel must provide a brief description of any positions held (e.g., Director, Officer, other) with for-profit entities other than Janus by submitting an Investment Person Directorship Disclosure Form. The reports must contain information current as of no more than thirty (30) calendar days from the time the report is submitted.

PERSONAL SECURITIES TRANSACTION REPORTS

      ACCESS PERSONS (other than Independent Trustees and Advisory Board Members) must submit via P*Trade a Personal Securities Transaction Report within ten (10) calendar days after any month end showing all transactions in Covered Securities for which confirmations known by such person were not timely provided to Janus, and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances and other transactions in Covered Securities.

      INDEPENDENT TRUSTEES INTERESTED TRUSTEES AND ADVISORY BOARD MEMBERS must report a transaction in a Covered Security if such person knew, or in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that, during the fifteen-day period immediately preceding the date of his or her personal transaction, such security was purchased or sold by, or was being considered for purchase or sale on behalf of any Janus Fund for which such person acts as Trustee.

SUCH PERSONS MUST PROMPTLY COMPLY WITH ANY REQUEST OF THE DIRECTOR OF COMPLIANCE TO PROVIDE TRANSACTION REPORTS REGARDLESS OF WHETHER THEIR BROKER HAS BEEN INSTRUCTED TO PROVIDE DUPLICATE CONFIRMATIONS. SUCH REPORTS MAY BE REQUESTED, FOR EXAMPLE, TO CHECK THAT ALL APPLICABLE CONFIRMATIONS ARE BEING RECEIVED OR TO SUPPLEMENT THE REQUESTED CONFIRMATIONS WHEN A BROKER IS DIFFICULT TO WORK WITH OR OTHERWISE FAILS TO PROVIDE DUPLICATE CONFIRMATIONS ON A TIMELY BASIS.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS

      The Rules shall not apply to any account, partnership or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons wishing to rely upon this provision are required to receive prior approval from the Ethics Committee. In order to request such approval, a Certification of Non-Influence and Non-Control Form must be submitted to Compliance via P*Trade. NOTE: ALTHOUGH A COVERED PERSON MAY BE GIVEN AN EXEMPTION FROM THE RULES FOR A CERTAIN ACCOUNT, SUCH ACCOUNTS ARE PROHIBITED FROM PURCHASING SECURITIES IN AN INITIAL PUBLIC OFFERING, JANUS FUNDS AND COMPANY SECURITIES; AND HE OR SHE IS REQUIRED TO PROVIDE COMPLIANCE WITH DUPLICATE ACCOUNT STATEMENTS AND TRADE CONFIRMATIONS.

      Any account beneficially owned by a Covered Person that is managed by Janus in a discretionary capacity is not covered by these Rules as long as such person has no direct or indirect influence or control over the account. The employment relationship between the account-holder and the individual managing the account, in the absence of other facts indicating control, will not be deemed to give such account-holder influence or control over the account.

                              OTHER REQUIRED FORMS

      In addition to the Preclearance Form, Preclearance Form for Company Securities, Personal Brokerage Account Disclosure Form, Access Person Covered Securities Disclosure Form, Investment Person Directorship

Disclosure Form, Report of Personal Securities Transactions, Annual Transaction Report and Certification of Non-Influence and Non-Control Form discussed above, the following forms (available through P*Trade) must be completed if applicable to you:

ACKNOWLEDGMENT OF RECEIPT FORM

      Each Covered Person must provide Compliance with an Acknowledgment of Receipt Form within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Rules and acknowledges, as a condition of employment, that he or she will comply with the Rules in their entirety.

ANNUAL CERTIFICATION FORM

      Each Covered Person must provide Compliance annually with an Annual Certification Form certifying that he or she:

      1)    Has received, read and understands the Rules;

      2)    Has complied with the requirements of the Rules; and

      3) Has disclosed or reported all open brokerage account and Janus Fund accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Rules.

TRUSTEE AND ADVISORY BOARD MEMBER REPRESENTATION FORM

      All Trustees and Advisory Board Members must, upon commencement of services and annually thereafter, provide Compliance with an Independent Trustee/Interested Trustee Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any Client by Janus or its officers or employees.

                                   GIFT POLICY

      Gifts may be given (or accepted) only if they are in accordance with normally accepted business practices and do not raise any question of impropriety. A question of impropriety may be raised if a gift influences or gives the appearance of influencing the recipient. The following outlines Janus' policy on giving and receiving gifts to help us maintain those standards and is applicable to all employees of Janus (excluding Independent Trustees Interested Trustees And Advisory Board Members).

                                   GIFT GIVING

Neither you nor members of your immediate family may give any gift, series of gifts or other thing of value, including cash, loans, personal services or special discounts ("Gifts") in excess of $100 per year to any Client or any one person or entity that does or seeks to do business with or on behalf of Janus or any Client (collectively referred to herein as "Business Relationships"). Additionally, Covered Persons should not make charitable contributions on behalf of a Client or financial intermediary unless it is clear that the contribution has been made by Janus. Charitable contributions made on behalf of or at the request of a Client or financial intermediary must be approved in advance by Compliance.

                                 GIFT RECEIVING

      Neither you nor members of your immediate family may receive any Gift of material value from any single Business Relationship. A Gift will be considered material in value if it influences or gives the appearance of influencing the recipient.

      In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $250 in any 12-month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Director of Compliance if it appears that such Gifts may have improperly influenced the receiver. If the Gift is made in connection with the sale or distribution of a registered investment company or variable contract securities, the aggregate fair market value of all such Gifts received by you from any single Business Relationship may never exceed $100 in any 12-month period.

      Occasionally, Janus employees are invited to attend or participate in conferences, tour a company's facilities or meet with representatives of a company. Such invitations may involve traveling and may require overnight lodging. Generally, Janus must pay for all travel and lodging expenses provided in connection with such activities. However, if appropriate, and with prior approval from your manager, you may accept travel related amenities if the costs are considered insubstantial and are not readily ascertainable.

      The solicitation of a Gift is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you).

                          CUSTOMARY BUSINESS AMENITIES

      Customary business amenities are not considered Gifts so long as such amenities are business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any question of impropriety. Customary business amenities which you and, if appropriate, your guests, may accept (or give) include an occasional meal, a ticket to a sporting event or the theater, greens fees, an invitation to a reception or cocktail party or comparable entertainment. Note: An exception to the requirement to attend as the offerer may be granted with your Supervisor's approval. This exception applies only to tickets to a sporting event or the theater and the cost of the tickets must be reasonable.

                            OUTSIDE EMPLOYMENT POLICY

      No Covered Person (excluding Trustees and Advisory Board Members) shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his relationship with Janus unless such person has provided prompt written notice of such employment or compensation to Compliance and, in the case of securities-related employment or compensation, has received the prior written approval of the Ethics Committee. All requests for approval must be submitted via P*Trade by submitting an Outside Employment Form. Registered Persons are reminded that prior approval must be given before any employment outside of Janus is accepted pursuant to JD LLC's Written Supervisory Procedures and applicable NASD rules.

                               PENALTY GUIDELINES

                                    OVERVIEW

      Covered Persons who violate any of the requirements, restrictions or prohibitions of the Rules may be subject to sanctions imposed by the Ethics Committee. The following guidelines shall be used by the Director of Compliance for recommending remedial actions for Covered Persons who violate prohibitions or disregard requirements of the Rules. Deviations from the Five Day, Sixty Day, Thirty Day and 180 Day Rules are not considered to be violations under the Rules and, therefore, are not subject to the penalty guidelines.

      Upon learning of a potential deviation from, or violation of the Rules, the Director of Compliance will provide a written recommendation of remedial action to the Ethics Committee. The Ethics Committee has full discretion to approve such recommendation or impose other sanctions it deems appropriate. The Ethics Committee will take into consideration, among other things, whether the violation was a technical violation of the Rules or inadvertent oversight (i.e., ill-gotten profits versus general oversight). The guidelines are designed to promote consistency and uniformity in the imposition of sanctions and disciplinary matters.

                               PENALTY GUIDELINES

      Outlined below are the guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the Rules:

      - First violation - Compliance will send a memorandum of reprimand to the person and copy his or her Supervisor. The memorandum will generally reinforce the person's responsibilities under the Rules, educate the person on the severity of personal trading violations and inform the person of the possible penalties for future violations of the Rules.

      - Second violation - The Ethics Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments or suspension of personal trading privileges for up to sixty (60) days.

      - Third violation - The Ethics Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments or suspension or termination of personal trading privileges or employment.

      In addition to the above disciplinary sanctions, such persons may be required to disgorge any profits realized in connection with such violation. All disgorgement proceeds collected will be donated to a charitable organization selected by the Ethics Committee. The Ethics Committee may determine to impose any sanctions, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person's personal trading file maintained by Janus and will be reported to Human Resources.

                      SUPERVISORY AND COMPLIANCE PROCEDURES

      The Chief Compliance Officer and Director of Compliance are responsible for implementing supervisory and compliance review procedures. Supervisory procedures can be divided into two classifications: prevention of violations and detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review and confidentiality preservation.

                             SUPERVISORY PROCEDURES

PREVENTION OF VIOLATIONS

      To prevent violations of the Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

      1. Review and update the Rules as necessary, at least once annually, including but not limited to a review of the Code by the Chief Compliance Officer, the Ethics Committee and/or counsel;

      2. Answer questions regarding the Rules, or refer the same to the Chief Compliance Officer;

      3. Request from all persons upon commencement of services, and annually thereafter, any applicable forms and reports as required by the Rules;

      4. Identify all Access Persons and notify them of their responsibilities and reporting requirements;

      5. Write letters to the securities firms requesting duplicate confirmations and account statements where necessary; and

      6. With such assistance from the Human Resources Department as may be appropriate, maintain a continuing education program consisting of the following:

            1)    Orienting Covered Persons who are new to Janus and the Rules;
                  and

            2) Further educating Covered Persons by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute which discuss the issue of insider trading and other issues raised by the Rules.

DETECTION OF VIOLATIONS

      To detect violations of these Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

      - Implement procedures to review holding and transaction reports, confirmations, forms and statements relative to applicable restrictions, as provided under the Code; and

      - Implement procedures to review the Restricted and Watch Lists relative to applicable personal and Client trading activity, as provided under the Policy.

      Spot checks of certain information are permitted as noted under the Code.

                              COMPLIANCE PROCEDURES

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

      Upon learning of a potential deviation from or violation of the Rules, the Director of Compliance shall report such violation to the Chief Compliance Officer, together with all documents relating to the matter. The Chief Compliance Officer shall either present the information at the next regular meeting of the Ethics

Committee or conduct a special meeting. The Ethics Committee shall thereafter take such action as it deems appropriate (see Penalty Guidelines).

ANNUAL REPORTS

      The Chief Compliance Officer shall prepare a written report to the Ethics Committee and the Trustees at least annually. The written report to the Trustees shall include any certification required by Rule 17j-1. This report shall set forth the following information and shall be confidential:

      - Copies of the Rules, as revised, including a summary of any changes made since the last report;

      - Identification of any material issues arising under the Rules including material violations requiring significant remedial action since the last report;

      - Identification of any material conflicts arising since the last report; and

      - Recommendations, if any, regarding changes in existing restrictions or procedures based upon Janus' experience under these Rules, evolving industry practices, or developments in applicable laws or regulations.

      The Trustees must initially approve these Rules within the time frame required by Rule 17j-1. Any material changes to these Rules must be approved within six months.

                                     RECORDS

      Compliance shall maintain the following records on behalf of each Janus entity:

      - A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect;

      - A record of any violation of this Code, or any amendment thereof, and any action taken as a result of such violation;

      - Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Rules and any other pertinent information;

      - A list of all persons who are, or have been, required to submit reports pursuant to these Rules;

      - A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports; and

      - A copy of each report submitted to the Trustees pursuant to this Code.

INSPECTION

      The records and reports maintained by Compliance pursuant to the Rules shall at all times be available for inspection, without prior notice, by any member of the Ethics Committee.

CONFIDENTIALITY

      All procedures, reports and records monitored, prepared or maintained pursuant to these Rules shall be considered confidential and proprietary to Janus and shall be maintained and protected accordingly. Except as otherwise required by law or this Policy, such matters shall not be disclosed to anyone other than to members of the Ethics Committee, as requested.

FILING OF REPORTS

      To the extent that any report, form acknowledgment or other document is required to be in writing and signed, such documents may be submitted by e-mail or other electronic form approved by Compliance. Any report filed with the Chief Compliance Officer or Director of Compliance of Janus shall be deemed filed with the Janus Funds.

                              THE ETHICS COMMITTEE

      The purpose of this Section is to describe the Ethics Committee. The Ethics Committee was created to provide an effective mechanism for monitoring compliance with the standards and procedures contained in the Rules and to take appropriate action at such times as violations or potential violations are discovered.

MEMBERSHIP OF THE COMMITTEE

      The Committee consists of Peter Boucher, Vice President of Human Resources; Thomas A. Early, Vice President and General Counsel , Chief Public Affairs Officer; Jim Goff, Vice President and Director of Research;, Loren M. Starr, Vice President and Chief Financial Officer; David R. Kowalski, Vice President and Chief Compliance Officer; and Ernie C. Overholt, Director of Compliance. The Director of Compliance currently serves as the Chairman of the Committee. The composition of the Committee may be changed from time-to-time.

COMMITTEE MEETINGS

      The Committee shall generally meet every four months or as often as necessary to review operation of the compliance program and to consider technical deviations from operational procedures, inadvertent oversights or any other potential violation of the Rules. Deviations alternatively may be addressed by including them in the employee's personnel records maintained by Janus. Committee meetings are primarily intended for consideration of the general operation of the compliance program and substantive or serious departures from standards and procedures in the Rules.

      Such other persons may attend a Committee meeting including INTECH and Bay Isle personnel, at the discretion of the Committee, as the Committee shall deem appropriate. Any individual whose conduct has given rise to the meeting may also be called upon, but shall not have the right, to appear before the Committee.

      It is not required that minutes of Committee meetings be maintained; in lieu of minutes the Committee may issue a report describing any action taken. The report shall be included in the confidential file maintained by the Director of Compliance with respect to the particular employee or employees whose conduct has been the subject of the meeting.

SPECIAL DISCRETION

      The Committee shall have the authority by unanimous action to exempt any person or class of persons or transaction or class of transactions from all or a portion of the Rules, provided that:

      - The Committee determines, on advice of counsel, that the particular application of all or a portion of the Rules is not legally required;

      - The Committee determines that the likelihood of any abuse of the Rules by such exempted person(s) or as a result of such exempted transaction is remote;

      - The terms or conditions upon which any such exemption is granted is evidenced in writing; and

      - The exempted person(s) agrees to execute and deliver to the Director of Compliance, at least annually, a signed Acknowledgment Form, which Acknowledgment shall, by operation of this provision, describe such exemptions and the terms and conditions upon which it was granted.

      The Committee shall also have the authority by unanimous action to impose such additional requirements or restrictions as it, in its sole discretion, determines appropriate or necessary, as outlined in the Penalty Guidelines.

      Any exemption, and any additional requirement or restriction, may be withdrawn by the Committee at any time (such withdrawal action is not required to be unanimous).

                   GENERAL INFORMATION ABOUT THE ETHICS RULES

                                    DESIGNEES

      The Director of Compliance and the Chief Compliance Officer may appoint designees to carry out their functions pursuant to these Rules.

                                   ENFORCEMENT

      In addition to the penalties described in the Penalty Guidelines and elsewhere in the Rules, upon discovering a violation of the Rules, the Janus entity in which a Covered Person is associated may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator. All material violations of the Rules and any sanctions imposed with respect thereto shall be reported periodically to the Trustees.

                                  INTERNAL USE

      The Rules are intended solely for internal use by Janus and do not constitute an admission, by or on behalf of such companies, their controlling persons or persons they control, as to any fact, circumstance or legal conclusion. The Rules are not intended to evidence, describe or define any relationship of control between or among any persons. Further, the Rules are not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Rules may constitute sufficient cause for Janus to terminate or otherwise adversely affect such person's relationship with Janus.

                             INSIDER TRADING POLICY

      Federal securities laws generally prohibit persons who have material non-public information ("inside information") about an issuer from buying or selling securities of that issuer. (The definition of "material information" is discussed below.) These laws also prohibit persons who possess inside information from disclosing this information to others (a practice known as "tipping") who may buy or sell.

      The consequences of insider trading violations can be severe. Under current laws, individuals who trade on inside information - or provide inside information to others (also known as "tipping") - can be liable for a civil penalty of up to three times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to $5 million and a jail term of up to twenty years. Under current laws, JNS and any Employee who fails to take appropriate steps to prevent illegal trading could be subject to a civil penalty of the greater of $1 million or three times the profit gained or loss avoided as a result of the Employee's violation and a criminal penalty of up to $25 million.

      These penalties, and any SEC investigation into alleged violations, can cause serious harm to our company and the affected individuals, even if the investigation does not result in prosecution. The Board of Directors of JNS has adopted this policy statement both to help satisfy our obligation to seek to prevent insider trading and to help Employees avoid the severe consequences associated with violations of insider trading laws.

      This insider trading policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with JNS. You are responsible for ensuring that you do not violate securities laws or this policy. Failure to comply with this policy may subject the violator to JNS-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

WHEN IS INFORMATION NON-PUBLIC?

Information remains non-public until it has been broadly disclosed to the marketplace (such as by press release or public filing with the SEC) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, you may not enter a trade until at least 24 hours after material information is released (which 24-hour period must include at least one full trading day, i.e., a day in which the New York Stock Exchange is open for a full day's trading). For example, if an announcement is made on a Monday at 9:00 a.m., Tuesday after 9:00 a.m. generally would be the first time at which you could trade, and if an announcement is made on a Friday at 4:30 p.m., Tuesday at 9:00 a.m. generally would be the first time at which you could trade.

WHAT IS MATERIAL INFORMATION?

There is no bright-line test as to what constitutes "material" information, and the SEC staff has rejected the use of quantitative tests (e.g., 5% of revenue, earnings or assets) as the sole determinant of materiality. Nevertheless, information is generally considered "material" if a reasonable investor would consider it important in making his or her decisions to buy, sell or hold the securities. Either good news or bad news may be material.

Information that should be considered material includes, but is not limited to: financial condition, results of operations or cash flows; events regarding a company's securities (such as dividend changes, repurchase plans and stock splits); earnings estimates; changes in previously released earnings estimates; significant merger or acquisition proposals or agreements; significant changes in assets under management or investment performance; notification by the JNS' auditors that JNS may no longer rely on an auditor's report; major litigation or regulatory (including SEC) matters; liquidity problems; bankruptcies or receiverships; changes in credit ratings; and extraordinary management developments.

Material information may also relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. For example, the Supreme Court upheld the criminal convictions of insider trading by defendants who capitalized on prepublication information about The Wall Street Journal's "Heard on the Street" column.

Remember, all securities transactions will be viewed after the fact. As a result, before engaging in any transaction, you should carefully consider how people might view your transaction in hindsight. Caution is important and you should not trade if you are unsure whether there is a problem. If you have any questions, you should contact a member of JNS' Compliance Department.

WHAT IS THE DEFINITION OF TRADING?

Trading includes all purchases, sales, pledges and certain other transfers of any type of securities, including stocks, bonds, debentures, government securities, options, puts, calls and other securities, in the open market or otherwise. Trades made under JNS' benefit plans are also covered by this Code. Accordingly, you are prohibited from making or changing your investment election, or withdrawing funds, with respect to JNS' Employee Stock Purchase Plan ("ESPP"), as well as Company Securities and Janus Funds held through JNS' 401(k), Profit Sharing and Employee Stock Ownership Plan (the "401(k) Plan"), while you are in possession of material non-public information. However, if subsequent to making an investment election you come into possession of material non-public information, you may continue to purchase Company Security or Janus Fund shares pursuant to that previously-made investment election. Although you may receive a stock option or exercise such option while in possession of material non-public information about JNS, you may not sell underlying shares if you possess such information (i.e., you may not effect a "cashless" stock option exercise). This includes any sale of shares which are designed to pay any applicable taxes in connection with the exercise of the option. Similar restrictions apply to investment elections under any of JNS' deferral plans applicable to you. Please note, however, that if you are a Director or Officer of JNS subject to reporting obligations under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, there are preclearance trading requirements discussed below that preclude you from making automatic elections to purchase Company Securities in a benefit plan (such as through payroll deduction). SIMILAR PRECLEARANCE TRADING REQUIREMENTS ALSO APPLY TO CERTAIN OTHER RESTRICTED PERSONNEL - YOU WILL BE NOTIFIED IF YOU ARE CONSIDERED RESTRICTED PERSONNEL.

PROHIBITED TRANSACTIONS

NO TRADING WHILE IN POSSESSION OF MATERIAL NON-PUBLIC INFORMATION. No Employee may "trade" (as defined above) any securities, including Company Securities or Janus Funds, while in possession of material non-public information with respect to those securities.

      - If you have knowledge of material information about JNS and such information is not generally known by the public, then you must not trade Company Securities (debt or equity) until such information becomes public.

      - If you have knowledge of material information about any other public issuer (including a governmental issuer and the Janus Funds) and such information is not generally known by the public, then you must not trade securities of that issuer (equity or debt) until such information becomes public.

If you are unsure whether the information you have is material or non-public, you should not trade any securities of that issuer until you have spoken with a member of JNS' Compliance department. It goes without saying that you may not make information public so that you can purchase or sell securities of JNS or any other company, and that non-public information may only be disclosed in accordance with applicable policies and procedures of JNS by authorized persons executing their professional responsibilities on behalf of JNS.

      The restrictions on trading while in possession of inside information are not limited to trading in Company Securities and the Janus Funds. They also include trading in the securities of other companies, such as customers of JNS and companies with which JNS may be negotiating major transactions, such as an acquisition, joint venture, investment or sale, or companies that have no business relationship with JNS. Information that is not material to JNS may nevertheless be material to one of those other companies. Therefore, if you have knowledge of material non-public information about another public company, whether or not you obtained the information in the course of working for JNS, and whether you received this information from the company, a JNS Employee or consultant or another person, you may not trade for your own account or the account of a fund or other client in such other public company securities. You must also report this knowledge to a JNS official; see "Reporting Inside Information" below. There are also restrictions regarding the trading of non-Company Securities under the Personal Trading Codes of Ethics Policy, and you must also know and adhere to those restrictions.

      TRANSACTIONS BY "RELATED PARTIES." When you are prohibited from trading securities, including Company Securities or Janus Funds because you possess material non-public information or the Window Period (discussed below) has not commenced, you may not have any other person purchase or sell securities on your behalf or disclose the information to any such person. Any purchases or sales made by another person on your behalf will be attributed to you. For example, trades in Company Securities held in street name in your account or for your benefit at a brokerage firm are prohibited if you otherwise are prohibited from purchasing or selling Company Securities.

      Restrictions on insider trading apply to your parents, spouse, minor children and other persons living in your household, as well as to you. You are also expected to be responsible for compliance with this policy by any trust or estate in which you, your immediately family or personal household is a settler, beneficiary, trustee, executor or the like; any partnership in which you, your immediate family or personal household is a general partner; any corporation in which you, your immediate family or personal household either singly or together own a controlling interest; and any trust, corporation, charitable organization, or other firm, entity or group where you, your immediate family or personal household has or shares with others the power to decide whether to buy or sell securities, including Company Securities or Janus Funds (these entities, together with your parents, spouse, minor children and other persons living in your household, are referred to as "Related Parties"). Transactions that may be necessary or justifiable for independent reasons are no exception to the Policy.

      PROHIBITION AGAINST "TIPPING." In addition, if you disclose material non-public information about an issuer, including JNS, to another person and that person trades in securities of that issuer, both you and the other person will be liable. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, whether or not you personally derive any benefit from another's actions.

POST-TERMINATION TRANSACTIONS. The prohibitions on trading continue to apply to transactions in JNS' securities even after you have terminated your term on the Board of Directors or your employment or association. If you are in possession of material non-public information at the time of such termination, you may not trade in JNS' securities until that information has become public or is no longer material.

PROHIBITIONS AGAINST SPECULATIVE TRANSACTIONS. Employees may not engage in transactions in Company Securities that are speculative in nature. These transactions include, but are not limited to: (i) the writing of a call option and the purchase of a put option if the amount of securities underlying the option exceed the amount of securities you otherwise own; (ii) "sales against the box" (i.e., selling of borrowed securities when you own sufficient shares to cover the sale); and (iii) transacting in the securities of any entity with which, to your knowledge, JNS is discussing business matters.

CERTAIN OTHER CONSIDERATIONS. You should also be aware that securities held in a margin account may be sold by the broker without your consent if you fail to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or at another time when you are not permitted to trade in Company Securities, you are prohibited from meeting margin calls by selling Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person who wishes to pledge Company Securities as collateral for a loan (other than a margin loan) clearly demonstrates the financial capacity and the contractual right to repay the loan without resorting to the pledged securities.